Ecopetrol S.A. adopts preventive measures to protect its shareholders at the General Shareholders’ Meeting

•       For public health reasons, shareholders will not be able to enter Corferias during the General Shareholder’s Meeting. Attendance will be limited to the shareholders’ proxies.

•       The Company invites its shareholders to follow the meeting online or via live television.

•       Prior to the meeting, shareholders may complete their power-of-attorney and voting intention forms.

In line with the provisions set forth by the National Government, the Office of the Mayor of Bogotá and the health authorities to contain the expansion of COVID-19, Ecopetrol S.A. (BVC: ECOPETROL; NYSE: EC) (the “Company”) announces that only the shareholders’ proxies may participate in the Ordinary General Shareholders’ Meeting (the “Meeting”) scheduled for March 27, 2020.

Ecopetrol has taken the following preventive measures regarding its upcoming general shareholders’ meeting:

1.	The Meeting will be streamed live on Ecopetrol’s website www.ecopetrol.com.co and on television on the Institutional Channel, starting at 9 a.m.
2.

To protect shareholders’ rights, Ecopetrol has provided a mechanism whereby shareholders may be represented by one of the proxies that the Company will appoint. These proxies are independent lawyers from a nationally-recognized firm. The proxy process will be free of charge for shareholders, and the list of proxies, together with additional instructions on this process, will be published in the next few days on the Company’s website.

3.

Shareholders of legal age may record their vote digitally via the Company website, www.ecopetrol.com.co from 8:00 am on Friday, March 20, 2020 until 9:00 am on March 26, 2020 (the day prior to the general shareholders’ meeting).

4.	Proxies for shares currently subject to inheritance processes, as well as underage shareholders, legal entities and/or persons with disabilities that require guardians, must send their respective power-of-attorney forms, votes and supporting documents, to the following e-mail address: asamblea2020@ecopetrol.com.co or to the Shareholder Service Office located at Calle 81 No. 19 A - 18 Floor 2 in Bogotá, between 8:00 am on Friday, March 20, 2020 and 9:00 am on March 26, 2020. The documents can be downloaded from the Company’s website www.ecopetrol.com.co.

  To protect its shareholders, Ecopetrol will hold the Meeting in Corferias with only the proxies present, and the proxies will represent all shareholders who have completed the power-of-attorney paperwork. This change is due to the emergency declaration issued by the President of the Republic through Decree 417 of March 17, as well as the crowd limit restrictions defined in Decree 087 of March 16, 2020, issued by the Office of the Mayor of Bogotá.

These measures may be modified based on the alert level set by the authorities as of the date of the general shareholders’ meeting as they apply to Ecopetrol. For further information, please consult the Company’s web page www.ecopetrol.com.co.

Shareholder line:

Bogotá: 3077075

All other cities: 01 8000 113434

  Bogotá, March 19, 2020

-----------------------------------------

This release contains statements that may be considered forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. All forward-looking statements, whether made in this release or in future filings or press releases or orally, address matters that involve risks and uncertainties, including in respect of the Company’s prospects for growth and its ongoing access to capital to fund the Company’s business plan, among others. Consequently, changes in the following factors, among others, could cause actual results to differ materially from those included in the forward-looking statements: market prices of oil & gas, our exploration and production activities, market conditions, applicable regulations, the exchange rate, the Company’s competitiveness and the performance of Colombia’s economy and industry, to mention a few. We do not intend, and do not assume any obligation to update these forward-looking statements.

For further information, please contact:

Juan Pablo Crane de Narváez

Head of Capital Markets

Phone: (+571) 234 5190

E-mail: investors@ecopetrol.com.co

Jorge Mauricio Tellez

Media Relations (Colombia)

Phone: (+ 571) 234 4329

E-mail: mauricio.tellez@ecopetrol.com.co